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                                                                     Exhibit 11A

                        PACIFICARE HEALTH SYSTEMS, INC.

          Computation of Net Income per Share of Common Stock - Primary
           (dollars and shares in thousands, except per share amounts)


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                                                                           Years ended September 30
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                                                                       1995         1994          1993
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
Shares outstanding at the beginning of the period                    27,528        27,256        25,617

Weighted average number of shares issued during the period
 in connection with a public offering, compensation
 awarded in stock and exercise of stock options                       1,750           155         1,694

Shares repurchased (weighted)                                             -           (33)          (88)

Dilutive shares issuable, net of shares assumed to have been purchased (at the average market price) for treasury with
 assumed proceeds from contingent exercise of stock options
                                                                         586          626           624
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Total primary shares                                                  29,864       28,004        27,847
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Income before cumulative effect of a change in
 accounting principle                                              $ 108,095    $  84,593     $  62,696
Cumulative effect on prior years of a change in
 accounting principle                                                      -        5,658             -
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Net income                                                         $ 108,095    $  90,251     $  62,696
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Primary earnings per share:
Before cumulative effect of a change in
 accounting principle                                              $    3.62    $    3.02     $    2.25
Cumulative effect on prior years of a change in
 accounting principle                                                      -         0.20             -
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Earnings per share - primary                                       $    3.62    $    3.22     $    2.25
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